Exhibit 8.1

Subsidiaries of Adecoagro S.A.

Majority Owned Subsidiaries as of December 31, 2012:

	Name	Place of Incorporation
1	International Farmland Holdings LP	Delaware, United States
2	Adecoagro LP	Delaware, United States
3	ONA Ltd.	Malta
4	TOBA Ltd.	Malta
5	Kadesh Hispania S.L.U.	Spain
6	Leterton España S.L.U.	Spain
7	Adeco Agropecuaria S.A.	Argentina
8	Pilagá S.A.	Argentina
9	Cavok S.A.	Argentina
10	Establecimientos El Orden S.A.	Argentina
11	Agro Invest S.A.	Argentina
12	Forsalta S.A.	Argentina
13	Bañado del Salado S.A.	Argentina
14	Dinaluca S.A.	Argentina
15	Compañía Agroforestal del Servicios y Mandatos S.A.	Argentina
16	Simoneta S.A.	Argentina
17	Ladelux S.A.	Uruguay
18	Kelizer S.A.	Uruguay
19	Adecoagro Uruguay S.A.	Uruguay
20	Adeco Brasil Participações S.A.	Brazil
21	Adeco Agropecuária Brasil S.A.	Brazil
22	Usina Monte Alegre Ltda.	Brazil
23	Fazenda Mimoso Ltda.	Brazil
24	Adecoagro Vale do Ivinhema Ltda.	Brazil

Non-Consolidated Affiliated Entities
	Name	Place of Incorporation
1	Grupo La Lácteo Inc.	Alberta, Canada
2	Grupo La Lácteo LP	Alberta, Canada
3	La Lácteo S.A.	Argentina
4	Santa Regina Agropecuaria S.A.	Argentina
5	CHS Agro S.A.	Argentina